EXHIBIT 99.2

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1000	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1000

MACK-CALI REALTY CORPORATION

DECLARES QUARTERLY CASH DIVIDEND

Edison, New Jersey—May 30, 2014—Mack-Cali Realty Corporation (NYSE: CLI) today announced that its Board of Directors has declared a cash dividend of $0.15 per common share (indicating an annual rate of $0.60 per common share, paid in cash) for the period April 1, 2014 through June 30, 2014. The dividend will be paid on July 11, 2014 to shareholders of record as of July 3, 2014.

Mitchell E. Hersh, president and chief executive officer, commented, “As we continue to execute on our strategy, we are taking the appropriate steps to improve our balance sheet and maintain financial flexibility. Mack-Cali has great assets that, over the long term, we believe will deliver superior returns. Our focus continues to be on building an even stronger company to drive growth and generate long-term value for our shareholders.”

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 279 properties, consisting of 266 office and office/flex properties totaling approximately 30.8 million square feet and 13 multi-family rental properties containing approximately 3,900 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and

“Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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